CERTIFICATE OF DESIGNATION
                               OF
              CONVERSION PREFERRED STOCK, SERIES G
                               OF
                    BOISE CASCADE CORPORATION

                 Pursuant to Section 151 of the
                     General Corporation Law
                    of the State of Delaware


     Boise Cascade Corporation, a Delaware corporation (the
"Corporation"), certifies that pursuant to authority granted to and vested in the Board of Directors of the Corporation by the provisions of the Corporation's Restated Certificate of Incorporation, the Board of Directors of the Corporation has adopted the following resolution creating a series of Preferred
Stock of the Corporation:

     RESOLVED, by the Board of Directors (the "Board of Directors") of Boise Cascade Corporation, a Delaware corporation (the "Corporation"), that, pursuant to authority expressly granted to and vested in the Board of Directors by the provisions of the Corporation's Restated Certificate of Incorporation (the "Restated Certificate of Incorporation"), the Board of Directors hereby creates a seventh series of the class of authorized Preferred Stock, without par value, of the Corporation, and authorizes the issuance thereof, and hereby fixes the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof (in addition to the designation, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Restated Certificate of Incorporation which are applicable to the Preferred Stock of all series) as follows:

      1. Designation and Amount. The shares of such series shall be designated the "Conversion Preferred Stock, Series G" and the number of shares constituting such series shall be 862,500. The shares of such series shall have a stated capital of $.01 per share. Such series is herein sometimes referred to as the "Series G Preferred Stock."

      2. Dividends. The holders of the shares of Series G Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, cash dividends ("Preferred Dividends") at the rate of $15.80 per share per annum, payable quarterly in arrears, one quarter each on the 15th day of the months of January, April, July, and October in each year (each a "Dividend Payment Date") commenc-ing on October 15, 1993. In the event that any Dividend Payment Date shall fall on any day other than a business day (as hereinafter defined), the Preferred Dividend due on such Dividend Payment Date shall be paid on the business day immediately following such Dividend Payment Date. Preferred Dividends shall begin to accrue from the date of initial issuance of the Series G Preferred Stock. Preferred Dividends shall cease to accrue on shares of Series G Preferred Stock on the Mandatory Conversion Date (as hereinafter defined) or on the date of their earlier conversion or redemption. Preferred Dividends shall accrue on a daily basis whether or not in any such quarterly period there shall be funds of the Corporation legally available therefor and whether or not such Preferred Dividends are declared, but Preferred Dividends accrued for any period less than a full quarterly period between Dividend Payment Dates (or, in the case of the first Preferred Dividend, from the date of initial issuance of the shares of Series G Preferred Stock to the first Dividend Payment Date) shall be computed on the basis of a 360-day year of twelve 30-day months. Accrued but unpaid Preferred Dividends shall cumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Preferred Dividends.

      3.  Conversion or Redemption.

          (a) Automatic Conversion on the Mandatory Conversion Date. Unless earlier either called for redemption in accordance with the provisions of paragraph 3(b) or converted at the option of the holder in accordance with the provisions of paragraph 3(c), on October 15, 1997, (the "Mandatory Conversion Date"), each outstanding share of Series G Preferred Stock shall convert automatically (the "Automatic Conversion") into (i) shares of authorized common stock, $2.50 par value, of the Corporation (the "Common Stock") at the Common Equivalent Rate (as hereinafter defined) in effect on the Mandatory Conversion Date and (ii) the right to receive an amount in cash equal to all accrued and unpaid Preferred Dividends on such share to the Mandatory Conversion Date, whether or not earned or declared, out of funds legally available therefor. The Common Equivalent Rate is initially ten shares of Common Stock for each share of Series G Preferred Stock and is subject to adjustment as set forth in paragraphs 3(d) and 3(e) below. Preferred Dividends on the shares of Series G Preferred Stock shall cease to accrue and such shares of Series G Preferred Stock shall cease to be outstanding on the Mandatory Conversion Date. The Corporation shall make such arrangements as it deems appropriate for the issuance of certificates representing shares of Common Stock and for the payment of cash in respect of such accrued and unpaid dividends, if any, or cash in lieu of fractional shares, if any, in exchange for and contingent upon surren-der of certificates representing the shares of Series G Preferred Stock, and the Corporation may defer the payment of dividends on such shares of Common Stock and the voting thereof until, and make such payment and voting contingent upon, the surrender of such certificates representing the shares of Series G Preferred Stock, provided that the Corporation shall give the holders of the shares of Series G Preferred Stock such notice of any such actions as the Corporation deems appropriate and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to the Mandatory Conversion Date. Amounts payable in cash in respect of the shares of Series G Preferred Stock or in respect of such shares of Common Stock shall not bear interest.

          (b)  Redemption by the Corporation.

               (i)  Right to Call for Redemption.  Shares of
          Series G Preferred Stock are not redeemable by the Corporation prior to July 15, 1997 (the "Initial Redemption Date"). At any time and from time to time on or after the Initial Redemption Date and prior to the Mandatory Conversion Date, the Corporation shall have the right to call, in whole or in part, the outstanding shares of Series G Preferred Stock for redemption (subject to the notice provisions set forth in paragraph (3)(b)(iii) and to section 2.6(a)(v) of the Restated Certificate of Incorporation). Upon such call, each holder of shares of Series G Preferred Stock to be redeemed shall be entitled to receive from the Corporation, in exchange for each such share of Series G Preferred Stock:

                    (A) A number of shares of Common Stock equal to the Call Price (as hereinafter defined) in effect on the redemption date divided by the Current Market Price (as hereinafter defined) of the Common Stock determined as of the second Trading Day (as hereinafter defined) immediately preceding the Notice Date (as hereinafter defined); and

                    (B) An amount in cash equal to all accrued and unpaid Preferred Dividends on such share of Series G Preferred Stock to the redemption date, whether or not earned or declared, out of funds legally available therefor.

          The "Call Price" of each share of Series G Preferred Stock is $212.25 on and after the Initial Redemption Date through September 14, 1997, and $211.25 on and after September 15, 1997, until the Mandatory Conversion Date. If fewer than all of the outstanding shares of Series G Preferred Stock are to be called for redemption, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series G Preferred Stock not previously redeemed by lot or pro rata (as nearly as may be) or by any other method determined by the Board of Directors in its sole discretion to be equitable.

               (ii) Current Market Price. As used in this paragraph 3, the term "Current Market Price" per share of the Common Stock on any date of determination means the lesser of (X) the average of the Closing Prices (as hereinafter defined) of the Common Stock for the fifteen consecutive Trading Days (as hereinafter defined) ending on and including such date of determination, or (Y) the Closing Price of the Common Stock for such date of determination; provided, however, with respect to any redemption of shares of Series G Preferred Stock, if any event that results in an adjustment of the Common Equivalent Rate occurs during the period beginning on the first day of such fifteen-day period and ending on the applicable redemption date, the Current Market Price as determined pursuant to the foregoing shall be appropriately adjusted to reflect the occurrence of such event.

               (iii) Notice of Redemption. The Corporation shall provide notice of any redemption of the shares of Series G Preferred Stock to holders of record of the Series G Preferred Stock to be called for redemption not less than 15 nor more than 60 days prior to the date fixed for such redemption. Such notice shall be provided by mailing notice of such redemption first class postage prepaid, to each holder of record of shares of Series G Preferred Stock to be redeemed, at such holder's address as it appears on the stock register of the Corporation; provided, however, neither failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series G Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective.
          A public announcement of any call for redemption shall be made by the Corporation prior to, or at the time of, the mailing of such notice of such call to holders of shares of Series G Preferred Stock. As used in this paragraph 3(b), the term "Notice Date" with respect to any call for redemption of shares of Series G Preferred Stock means the date on which first occurs either the public announcement by the Corporation of such call for redemption or the commencement of mailing of the notice of such redemption to the holders of such shares, in each case pursuant to this subparagraph (iii).

               Each such notice shall state, as appropriate, the following and may contain such other information as the Corporation deems advisable:

                    (A)  The redemption date;

                    (B)  That all outstanding shares of Series G
               Preferred Stock are to be redeemed or, in the case of a call for redemption of fewer than all outstanding shares of Series G Preferred Stock, the number of such shares held by such holder to be redeemed;

                    (C)  The Call Price, the number of shares of
               Common Stock deliverable upon redemption of each share of Series G Preferred Stock to be redeemed and the Current Market Price used to calculate such number of shares of Common Stock;

                    (D) The place or places where certificates for such shares are to be surrendered for redemption;
               and

                    (E)  That dividends on the shares of Series G
               Preferred Stock to be redeemed shall cease to accrue on and after such redemption date (except as otherwise provided herein).

               (iv) Deposit of Shares and Funds. The Corporation's obligation to deliver shares of Common Stock and provide funds upon redemption in accordance with this paragraph 3(b) shall be deemed fulfilled if, on or before a redemption date, the Corporation shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York, New York, and having a capital and surplus of at least $50,000,000 according to its last published statement of condition, or shall set aside or make other reasonable provision for the issuance of, such number of shares of Common Stock as are required to be delivered by the Corporation pursuant to this paragraph 3(b) upon the occurrence of the related redemption of Series G Preferred Stock and for the payment of cash in lieu of the issuance of fractional share amounts and accrued and unpaid dividends payable in cash on the shares of Series G Preferred Stock to be redeemed as required by this paragraph 3(b), in trust for the account of the holders of such shares of Series G Preferred Stock to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such shares and funds be delivered upon redemption of the shares of Series G Preferred Stock so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Any shares of Common Stock or funds so deposited and unclaimed at the end of two years from such redemption date shall be repaid and released to the Corporation, after which the holder or holders of such shares of Series G Preferred Stock so called for redemption shall look only to the Corporation for deliv-ery of shares of Common Stock and the payment of any other funds due in connection with the redemption of Series G Preferred Stock.

               (v) Surrender of Certificates; Status. Each holder of shares of Series G Preferred Stock to be redeemed shall surrender the certificates evidencing such shares (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state) to the Corporation at the place designated in the notice of such redemption and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any funds payable pursuant to this paragraph 3(b) following such surrender and following the date of such redemption. In case fewer than all the shares represented by any such surrendered certificate are called for redemption, a new certificate shall be issued at the expense of the Corporation representing the unredeemed shares. If such notice of redemption shall have been given, and if on the date fixed for redemption shares of Common Stock and funds necessary for the redemption shall have been irrevocably either set aside by the Corporation separate and apart from its other funds or assets in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor) or deposited with a bank or trust company or an affiliate thereof as provided herein or the Corporation shall have made other reasonable provision therefor, then, notwithstanding that the certificates evidencing any shares of Series G Preferred Stock so called for redemption shall not have been surrendered, the shares represented thereby so called for redemption shall be deemed no longer out-standing, Preferred Dividends with respect to the shares so called for redemption shall cease to accrue on the date fixed for redemption (except that holders of shares of Series G Preferred Stock at the close of business on a record date for any payment of Preferred Dividends shall be entitled to receive the Preferred Dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares following such record date and prior to such Dividend Payment Date) and all rights with respect to the shares so called for redemption shall forthwith after such date cease and terminate, except for the rights of the holders to receive the shares of Common Stock and funds, if any, payable pursuant to this paragraph 3(b) without interest upon surrender of their certificates therefor. Holders of shares of Series G Preferred Stock that are redeemed shall not be entitled to receive dividends declared and paid on such shares of Common Stock, and such shares of Common Stock shall not be entitled to vote, until such shares of Common Stock are issued upon the surrender of the certificates representing such shares of Series G Preferred Stock and upon such surrender such holders shall be entitled to receive such dividends declared and paid on such shares of Common Stock subsequent to such redemption date.

          (c) Conversion at Option of Holder. Shares of Series G Preferred Stock are convertible, in whole or in part, at the option of the holders thereof ("Optional Conversion"), at any time prior to the Mandatory Conversion Date, unless previously redeemed, into shares of Common Stock at a rate of 8.01 shares of Common Stock for each share of Series G Preferred Stock (the "Optional Conversion Rate"), subject to adjustment as set forth below. The right to Optional Conversion of shares of Series G Preferred Stock called for redemption shall terminate at the close of business on the redemption date.

               Optional Conversion of shares of Series G Preferred Stock may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Corporation or in blank (and, if applicable, payment of an amount equal to the dividend payable on such shares), to the office of any transfer agent for the Series G Preferred Stock or to any other office or agency maintained by the Corporation for that purpose and otherwise in accordance with Optional Conversion procedures established by the Corporation. Each Optional Conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the foregoing requirements shall have been satisfied. The Optional Conversion shall be at the Optional Conversion Rate in effect at such time and on such date.

               Holders of shares of Series G Preferred Stock at the close of business on a record date for any payment of Preferred Dividends shall be entitled to receive the Preferred Dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the Optional Conversion of such shares following such record date and prior to such Dividend Payment Date. However, shares of Series G Preferred Stock surrendered for Conversion after the close of business on a record date for any payment of Preferred Dividends and before the opening of business on the next succeeding Dividend Payment Date must be accompanied by payment in cash of an amount equal to the Preferred Dividend thereon which is to be paid on such Dividend Payment Date (unless such shares are subject to redemption on a redemption date prior to such Dividend Payment Date). Except as provided above, upon any Optional Conversion of shares of Series G Preferred Stock, the Corporation shall make no payment or allowance for unpaid Preferred Dividends, whether or not in arrears, on such shares of Series G Preferred Stock as to which Optional Conversion has been effected or for dividends or distributions on the shares of Common Stock issued upon such Optional Conversion.

          (d) Adjustments to the Common Equivalent Rate and the Optional Conversion Rate. The Common Equivalent Rate and the Optional Conversion Rate shall each be subject to adjustment from time to time as provided below in this paragraph (d).

               (i) If the Corporation shall pay or make a dividend or other distribution with respect to its Common Stock in shares of Common Stock (including by way of reclassification of any shares of its Common Stock), the Common Equivalent Rate and the Optional Conversion Rate in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall each be increased by multiplying such Common Equivalent Rate and Optional Conversion Rate by a fraction of which the numerator shall be the sum of the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the total number of shares of Common Stock constituting such dividend or other distribution, and of which the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this clause (i), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

               (ii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Common Equivalent Rate and the Optional Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall each be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Common Equivalent Rate and the Optional Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall each be proportionately reduced, such increases or reductions, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

               (iii) If the Corporation shall, after the date hereof, issue rights or warrants to all holders of its Common Stock entitling them (for a period not exceeding 45 days from the date of such issuance) to subscribe for or purchase shares of Common Stock at a price per share less than the Current Market Price of the Common Stock (determined pursuant to paragraph 3(b)(ii)) on the record date for the determination of stockholders entitled to receive such rights or warrants, then in each case the Common Equivalent Rate and the Optional Conversion Rate shall each be adjusted by multiplying the Common Equivalent Rate and the Optional Conversion Rate in effect on such record date, by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of additional shares of Common Stock offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants, immediately prior to such issuance, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at such Current Market Price (determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Current Market Price). Shares of Common Stock owned by the Corporation or by another company of which a majority of the shares entitled to vote in the election of directors are held, directly or indirectly, by the Corporation shall not be deemed to be outstanding for purposes of such computation. Such adjustment shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to receive such rights or warrants. To the extent that shares of Common Stock are not delivered after the expiration of such rights or warrants, the Common Equivalent Rate and the Optional Conversion Rate shall each be readjusted to the Common Equivalent Rate and the Optional Conversion Rate which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of the issuance of rights or warrants in respect of only the number of shares of Common Stock actually delivered.

               (iv) If the Corporation shall pay a dividend or make a distribution to all holders of its Common Stock consisting of evidences of its indebtedness or other assets (including shares of capital stock of the Corporation other than Common Stock but excluding any cash dividends or any dividends or other distributions referred to in clauses (i) and (ii) above), or shall issue to all holders of its Common Stock rights or warrants to subscribe for or purchase any of its securities (other than those referred to in clause (iii) above), then in each such case the Common Equivalent Rate and the Optional Conversion Rate shall each be adjusted by multiplying the Common Equivalent Rate and the Optional Conversion Rate in effect on the record date for such dividend or distribution or for the determination of stockholders entitled to receive such rights or war-rants, as the case may be, by a fraction of which the numerator shall be the Current Market Price per share of the Common Stock (determined pursuant to paragraph 3(b)(ii) on such record date), and of which the denominator shall be such Current Market Price per share of Common Stock less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) as of such record date of the portion of the assets or evidences of indebtedness so distributed, or of such subscription rights or warrants, applicable to one share of Common Stock. Such adjustment shall become effective on the opening of business on the business day next following the record date for such dividend or distribution or for the determination of stockholders entitled to receive such rights or warrants, as the case may be.

               (v) Any shares of Common Stock issuable in payment of a dividend or other distribution shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend or other distribution for purposes of calculating the number of outstanding shares of Common Stock under subparagraph (ii) above.

               (vi) Anything in this paragraph 3 notwithstanding, the Corporation shall be entitled to make such upward adjustments in the Common Equivalent Rate, the Optional Conversion Rate and the Call Price, in addition to those required by this paragraph 3, as the Corporation in its sole discretion shall determine to be advisable, in order that any stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock (or any transaction which could be treated as any of the foregoing transactions pursuant to Section 305 of the Internal Revenue Code of 1986, as amended) hereafter made by the Corporation to its stockholders shall not be taxable.

               (vii) In any case in which this paragraph 3(d) shall require that an adjustment as a result of any event become effective at the opening of business on the business day next following a record date and the date fixed for conversion pursuant to paragraph 3(a) or redemption pursuant to paragraph 3(b) occurs after such record date, but before the occurrence of such event, the Corporation may in its sole discretion elect to defer the following until after the occurrence of such event:
          (A) issuing to the holder of any shares of Series G Preferred Stock surrendered for conversion or redemption the additional shares of Common Stock issuable upon such conversion or redemption over the shares of Common Stock issuable before giving effect to such adjustment;
          and (B) paying to such holder any amount in cash in lieu of a fractional share of Common Stock pursuant to paragraph 3(g).

               (viii) All adjustments to the Common Equivalent Rate and the Optional Conversion Rate shall be calculated to the nearest 1/100th of a share of Common Stock. No adjustment in the Common Equivalent Rate or in the Optional Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least one percent in the Common Equivalent Rate; provided, however, any adjustments which by reason of this subparagraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments to the Common Equivalent Rate and the Optional Conversion Rate shall be made successively.

               (ix) Before taking any action that would cause an adjustment reducing the Common Equivalent Rate or the Optional Conversion Rate such that the conversion price (for purposes of this paragraph, an amount equal to the liquidation value per share of Series G Preferred Stock divided by the Common Equivalent Rate or the Optional Conversion Rate, respectively, as in effect from time to time) would be below the then par value of the Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the Common Equivalent Rate or the Optional Conversion Rate as so adjusted.

               (x)  Before redeeming any shares of Series G
          Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock upon such redemption.

          (e)  Adjustment for Certain Consolidations or Mergers.
     In case of any consolidation or merger to which the Corporation is a party (other than a merger or consolidation in which the Corporation is the continuing corporation and in which the Common Stock outstanding immediately prior to the merger or consolidation remains unchanged), or in case of any sale or transfer to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in case of any statutory exchange of securities with another corporation (other than in connection with a merger or acquisition), proper provision shall be made so that each share of the Series G Preferred Stock shall, after consummation of such transaction, be subject to (i) conversion at the option of the holder into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of the Series G Preferred Stock might have been converted immediately prior to consummation of such transaction, (ii) conversion on the Mandatory Conversion Date into the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such share of the Series G Preferred Stock would have been converted if the conversion on the Mandatory Conversion Date had occurred immediately prior to the date of consummation of such transaction, and
     (iii) redemption on any redemption date in exchange for the kind and amount of securities, cash or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock that would have been issuable at the Call Price in effect on such redemption date upon a redemption of such share immediately prior to consummation of such transaction, assuming that the public announcement of such redemption had been made on the last possible date permitted by the provisions of paragraph 3(b) hereof and applicable law; assuming in each case that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each nonelecting share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each nonelecting share shall be deemed to be the kind and amount so receivable per share by a plurality of the nonelecting shares). The kind and amount of securities into which the shares of the Series G Preferred Stock shall be convertible after consummation of such transaction shall be subject to adjustment as described in paragraph 3(d) following the date of consummation of such transaction. The Corporation may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

          (f)  Notice of Adjustments.  Whenever the Common
     Equivalent Rate and Optional Conversion Rate are adjusted as provided in paragraph 3(d), the Corporation shall:

               (i)  Forthwith compute the adjusted Common
          Equivalent Rate and Optional Conversion Rate in accordance with this paragraph 3 and prepare a certificate signed by the Chief Financial Officer, any Vice President, the Treasurer or the Controller of the Corporation setting forth the adjusted Common Equivalent Rate and Optional Conversion Rate, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based, which certificate shall be conclusive, final and binding evidence of the correctness of the adjustment, and file such certificate forthwith with the transfer agent or agents for the Series G Preferred Stock and the Common Stock;

               (ii) Make a prompt public announcement stating that the Common Equivalent Rate and Optional Conversion Rate have been adjusted and setting forth the adjusted Common Equivalent Rate and Optional Conversion Rate; and

               (iii) Mail a notice stating that the Common Equivalent Rate and Optional Conversion Rate have been adjusted, the facts requiring such adjustment and upon which such adjustment is based and setting forth the adjusted Common Equivalent Rate and Optional Conversion Rate, to the holders of record of the outstanding shares of the Series G Preferred Stock at or prior to the time the Corporation mails an interim statement to its stockholders covering the fiscal quarter period during which the facts requiring such adjustment occurred but in any event within 45 days of the end of such fiscal quarter period.

          (g) Notices of Proposed Actions. In case, at any time while any of the shares of Series G Preferred Stock are outstanding,

               (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock, excluding any cash dividends, or

               (ii) the Corporation shall authorize the issuance to all holders of the Common Stock of rights or warrants to subscribe for or purchase shares of the Common Stock or of any other subscription rights or warrants, or

               (iii) of any reclassification of the Common Stock (other than a subdivision or combination thereof) or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required (except for a merger of the Corporation into one of its subsidiaries solely for the purpose of changing the corporate domicile of the Corporation to another state of the United States and in connection with which there is no substantive change in the rights or privileges of any securities of the Corporation other than changes resulting from differences in the corporate statutes of the then existing and the new state of domicile), or of the sale or transfer of all or substantially all of the assets of the Corporation, then the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the shares of Series G Preferred Stock, and shall cause to be mailed to the holders of shares of Series G Preferred Stock at their last addresses as they shall appear on the stock register, at least 10 days before the date hereinafter specified (or the earlier of the dates hereinafter specified, in the event that more than one date is specified), a notice stating (A) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (B) the date on which any such reclassification, consolidation, merger, sale, transfer, dis-solution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property (including cash), if any, deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up. The failure to give or receive the notice required by this paragraph (g) or any defect therein shall not affect the legality or validity of any such dividend, distribution, right or warrant or other action.

          (h) No Fractional Shares. No fractional shares of Common Stock shall be issued upon the redemption or conversion of any shares of the Series G Preferred Stock. In lieu of any fraction of a share of Common Stock which would otherwise be issuable in respect of the aggregate number of shares of the Series G Preferred Stock surrendered by the same holder for redemption or conversion on any redemption date or upon Automatic Conversion or Optional Conversion, such holder shall have the right to receive an amount in cash (computed to the nearest cent) equal to the same fraction of the (i) Current Market Price of the Common Stock in the case of redemption, or (ii) Closing Price of the Common Stock determined (A) as of the fifth Trading Day immediately preceding the Mandatory Conversion Date, in the case of Automatic Conversion or (B) as of the second Trading Day immediately preceding the effective date of conversion, in the case of an Optional Conversion by a holder. If more than one share of Series G Preferred Stock shall be surrendered for conversion or redemption at one time by or for the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series G Preferred Stock so surrendered or redeemed.

          (i) Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion or redemption of shares of Series G Preferred Stock as herein provided, free from any preemptive rights, such number of shares of Common Stock as shall from time to time be issuable upon the conversion or redemption of all the shares of Series G Preferred Stock then outstanding.

          (j)  Definitions.  As used in this Certificate of
     Designation:

               (i) The term "business day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the state of New York are authorized or obligated by law or executive order to close;

               (ii) The term "Closing Price," on any day, shall mean the closing sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such Exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices of the Common Stock on the over-the-counter market on the day in question as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, or a similarly generally accepted reporting service, or if not so available in such manner, as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for that purpose; and

               (iii) The term "Trading Day" shall mean a date on which the New York Stock Exchange (or any successor to such Exchange) is open for the transaction of business.

          (k) Payment of Taxes. The Corporation will pay any and all documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the redemption or conversion of shares of Series G Preferred Stock pursuant to this paragraph 3; provided, however, the Corporation shall not be required to pay any tax which may be payable in respect of any registration or transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the registered holder of shares of Series G Preferred Stock redeemed or converted or to be redeemed or converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

      4. Liquidation Rights. In the event of any liquidation or dissolution or winding up of the Corporation, voluntary or involuntary, the holders of the Series G Preferred Stock shall be entitled to receive the sum of $211.25 per share, plus an amount equal to any arrearages in dividends thereon.

      5. Voting Rights. The holders of shares of Series G Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation, voting together with the holders of Common Stock as one class. The holder of each share of Series G Preferred Stock shall be entitled to one vote for each share of Series G Preferred Stock held by such holder. In addition, the provisions of Section 2.8 of the Restated Certificate of Incorporation shall be applicable to the Series G Preferred Stock.

     IN WITNESS WHEREOF, Boise Cascade Corporation has caused this Certificate of Designation to be signed by John W. Holleran, its Vice President and General Counsel, and attested by A. James Balkins III, its Corporate Secretary, this 22nd day of September, 1993.

                                   BOISE CASCADE CORPORATION



                                   By /s/ John W. Holleran

                                      John W. Holleran
                                      Vice President and General
                                        Counsel

ATTEST:



By /s/ A. James Balkins III
  A. James Balkins III
  Corporate Secretary